EXHIBIT 99.1


                       NON-EMPLOYEE DIRECTOR COMPENSATION

              Republic First Bancorp, Inc. and Republic First Bank

* Board Retainer - $6,000 per quarter - no fees for attendance at meetings of Board.

* Options to purchase 3,000 shares of stock of Republic First Bancorp, Inc. granted at each annual meeting.

* All Committee Chairmen receive $750 and Members receive $500 per meeting.

* Audit Committee Chairman receive $1,500 and Members receive $1,000 per meeting.